Exhibit 99.19

EXECUTION VERSION

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), is dated as of June 14, 2013, between T. Boone Pickens, an individual, as borrower (the “Borrower”), and Green Energy Investment Holdings LLC, a Delaware limited liability company, as lender (the “Lender”).

WHEREAS, the Lender has agreed to loan to the Borrower loans in an aggregate principal amount of $57,500,000 (the “Loans”), subject to the terms and conditions set forth herein;

WHEREAS, the Borrower will use the proceeds of the Loans to purchase a 7.5% convertible note due July 11, 2018 in the principal amount of $25,000,000 (the “Tranche One Note”), a 7.5% convertible note due July 10, 2019 in the principal amount of $25,000,000 (the “Tranche Two Note” and together with the Tranche One Note, the “Initial Notes”) issued by Clean Energy Fuels Corp., a Delaware corporation (the “Issuer”) under that certain Loan Agreement dated as of the date hereof between the Issuer and the Borrower (the “Loan Agreement”), and to fund the commitment to make a loan to the Issuer in the principal amount of $15,000,000 to be evidenced by a 7.5% convertible note to be issued by the Issuer at par on the date hereof (the “Additional Note,” and, together with the Initial Notes, the “Convertible Notes”) pursuant to the Loan Agreement.

WHEREAS, to secure the obligations in respect of the Loans and all other obligations of the Borrower hereunder, the Borrower has agreed to grant a security interest to the Lender in the Convertible Notes and certain other assets of Borrower as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. LOANS. On the date first written above (the “Closing Date”), the Lender shall, subject to the terms and conditions set forth herein, make Loans available to the Borrower in the amount of $21,250,000, the proceeds of which shall be used to purchase the Tranche One Note (the “Tranche One Loan”), and $21,250,000, the proceeds of which shall be used to purchase the Tranche Two Note (the “Tranche Two Loan”), in each case pursuant to a Notes Purchase Agreement dated as of the date hereof among the Borrower, the Lender, Chesapeake NG Ventures Corporation, an Oklahoma corporation, Chesapeake Energy Corporation, an Oklahoma corporation, and the Issuer. On the date on which the Additional Note is to be funded pursuant to the Loan Agreement, the Lender shall, subject to the terms and conditions set forth herein, make a Loan available to the Borrower in the amount of $15,000,000 (the “Tranche Three Loan”), the proceeds of which shall be used to fund the commitment to make a loan to the Issuer under the Loan Agreement, which will be evidenced by the Additional Note from the Issuer.

2. MATURITY. The Borrower shall repay in cash (a) the full amount of the Tranche One Loan, together with all interest accrued but unpaid thereon, on July 11, 2018, (b) the full amount of the Tranche Two Loan, together with all interest accrued but unpaid thereon, on July 10, 2019 and (c) the full amount of the Tranche Three Loan, together with all interest accrued but unpaid thereon, on June 14, 2020 (any such date, an “Applicable Maturity Date”). For avoidance of doubt, the obligation of the Borrower to pay principal of and interest on the Loans in cash shall not be modified in the event any tranche of Convertible Notes is paid in whole or in part in Common Stock upon its Maturity Date (as defined in the Loan Agreement).

3. INTEREST. Each Loan shall bear interest on the unpaid principal balance until payment in full at a rate of 7.50% per annum. Interest shall be due and payable in cash in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on June 30, 2013. All interest will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Any sum not paid when due will bear interest at 13% per annum compounded quarterly (including after filing of any bankruptcy proceeding, regardless of whether post-petition interest is allowed or allowable in such proceeding). Any amounts in excess of the foregoing amounts that are received by the Borrower as interest or fees pursuant to the Loan Agreement will be payable by the Borrower to the Lender hereunder as additional interest.

4. PAYMENTS.

a. The Borrower shall make any payment required hereunder (including any payment with respect to principal of or interest on the Loans or any other amounts becoming due hereunder) on the date when due, in immediately available funds, in United States dollars, without presentment, setoff, protest, deduction or counterclaim.

b. Payments hereunder shall be made to the Lender at: Wells Fargo Bank, ABA: 121 000 248, Acct: Green Energy Investment Holdings LLC, Acct No: 7321682093, Attn: Jennifer Estrada (213) 253-3512. Payments made by the Borrower after 1:00 p.m. PST on any business day shall be deemed to have been paid on the following business day. As used herein, “business day” means a day of the year other than a Saturday, Sunday and any other day on which banks are required or authorized by law to close in California, New York or Texas.

c. If a payment of any amount hereunder becomes due and payable on a day other than a business day, the due date thereof shall the immediately preceding business day.

5. OPTIONAL PREPAYMENTS. The Borrower may prepay the Loans in part or in full at any time, in cash, without penalty, together with interest accrued but unpaid on the principal amount prepaid.

6. MANDATORY PREPAYMENTS.

a. In the event that any Mandatory Exchange occurs with respect to the Convertible Notes pursuant to paragraph 6.3 of the Loan Agreement, then the Borrower shall make an immediate mandatory prepayment with respect to the Loans, in cash, of all outstanding principal and interest.

b. In the event that any Default occurs under, and as defined in, the Loan Agreement, then, unless such Default is cured by the Issuer pursuant to the terms of the Loan Agreement, the Borrower shall make a mandatory prepayment with respect to the Loans, in cash, of all outstanding principal and interest within 90 calendar days after the date on which such Default occurs.

c. In the event that the Borrower ceases to serve as a director of the Issuer, then the Borrower shall make a mandatory prepayment with respect to the Loans, in cash, of all outstanding principal and interest within 180 calendar days after the date of such cessation.

d. In the event that any Fundamental Change (as defined in the Loan Agreement) occurs, then the Borrower shall make a mandatory prepayment with respect to the Loans, in cash, of all outstanding principal and interest within 32 Trading Days (as defined in the Loan Agreement) after the date of such Fundamental Change.

e. In the event that the Borrower gives written notice to the Issuer that he desires to exchange any portion of the Convertible Notes for shares of Common Stock (as defined in the Loan Agreement) pursuant to paragraph 6.1 or 6.2 of the Loan Agreement, then the Borrower shall make a mandatory prepayment with respect to the Loans, in cash, of all outstanding principal and interest within one business day after the Borrower receives (or Lender receives on Borrower’s behalf) settlement in respect of such exchange from the Issuer; provided, however, that, so long as no Event of Default (as defined in Section 11) has occurred and is continuing, if the Borrower gives such written notice with respect to the exchange in full of the Tranche One Note, the Tranche Two Note or the Additional Note no more than ninety days prior to the applicable Maturity Date (as defined in the Loan Agreement) of such Convertible Note, the Borrower shall be required to make a mandatory prepayment (in cash) of all outstanding principal and interest solely with respect to, respectively, the Tranche One Loan, the Tranche Two Loan or the Tranche Three Loan, and shall not be required to make a mandatory prepayment with respect to the other Loans.

7. SECURITY.

a. As security for the full and timely payment of the Loans and the Borrower’s other obligations under the Loan Documents (as defined below), the Borrower hereby assigns and grants to the Lender a continuing lien on and security interest in the Borrower’s right, title and interest in and to (i) the Convertible Notes, (ii) 55% of the Membership Interests (as defined in the Limited Liability Company Agreement dated as of May 28, 2010 of BP Mineral Holdings III LLC, a Texas limited liability company (“BP Mineral III”)) held by the Borrower in BP Mineral III (such percentage of such Membership Interests, the “Equity Collateral”), (iii) all indebtedness for borrowed money owed to the Borrower by BP Mineral III, whether or not evidenced by any instrument or promissory note, the instruments evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, (iv) all ownership interests, membership interests, shares, securities, moneys, instruments or other property representing a dividend, a distribution or return of capital upon or in respect of the Equity Collateral and the Convertible Notes received or receivable by the Borrower, or otherwise received or receivable by the Borrower in exchange therefor or conversion thereof, and any warrants, rights or options issued to the holders of, or otherwise in respect of, the Equity Collateral and the Convertible Notes; (v) all rights of the Borrower under any agreement or instrument relating to the Equity Collateral and the Convertible Notes, including, without limitation, all rights of the Borrower to receive moneys or distributions with respect to the Equity Interests and the Convertible Notes, all rights of the Borrower under any shareholder agreements and registration rights agreements, all rights of the Borrower to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Equity Collateral and the Convertible Notes, and any right of the Borrower to perform thereunder and to compel performance and otherwise exercise all rights and remedies thereunder, and (vi) all proceeds of the foregoing (the “Collateral”).

b. The liens granted to the Lender under this Section 7 and the other Loan Documents in and to the Collateral shall be a first priority and senior continuing security interest and lien on the Collateral.

c. On the Closing Date, the Borrower shall deliver to the Lender (a) all certificates and instruments representing the Equity Collateral, if certificated, together with an undated stock power or other applicable transfer instrument covering such certificate duly executed in blank by the Borrower and (b) all certificates and instruments evidencing the Initial Notes, together with any necessary endorsements or assignments.

d. On the date on which the Additional Note is issued (the “Second Funding Date”), the Borrower shall deliver to the Lender all certificates and instruments evidencing the Additional Note, together with any necessary endorsements or assignments.

e. On the Closing Date, and thereafter from time to time as the Lender deems necessary (including, without limitation, on the Second Funding Date), the Borrower shall execute and/or deliver to the Lender any financing statements (and amendments and continuations of financing statements) and any other agreements, documents, instruments and writings, including, without limitation, security agreements, pledge agreements, and amendments or supplements thereto (such documents together with this Agreement and all other documents executed and delivered in connection with the Loans, the “Loan Documents”), as may be reasonably requested by the Lender to evidence, perfect or protect the Lender’s liens and security interests in the Collateral. Promptly upon receipt of any certificates or instruments evidencing any Collateral, the Borrower will deliver same to the Lender, together with any necessary endorsements, assignments, undated stock powers or other applicable transfer instruments.

f. On the Closing Date and the Second Funding Date, the Borrower will irrevocably instruct the Issuer to pay and deliver all interest and other proceeds (including, without limitation, any shares of Common Stock (as defined in the Loan Agreement) received or receivable by the Borrower in conversion thereof (such shares, “Convertible Debt Shares”)) due in respect of the Convertible Notes directly to Lender when due. The Lender agrees that, upon request of the Borrower, the Lender will permit the sale of any Convertible Debt Shares received and held by the Lender so long as the proceeds thereof are applied first to repayment in full in cash of any amounts due and owing under the Loans as set forth in Section 6.

g. The Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for the Borrower with full power of substitution to do the following: (a) file or record any financing statements, amendments and other filing or recording documents or instruments with respect to any Collateral in such form and in such offices as the Lender reasonably determines appropriate to perfect the security interests of the Lender under this Agreement; (b) execute and/or deliver in the name of the Borrower any schedules, assignments, instruments, documents and statements that Borrower is obligated to give to the Lender hereunder or under any of the other Loan Documents or which are necessary or desirable to perfect the Lender’s liens on the Collateral; and (c) do such other and further acts and deeds in the name of the Borrower that the Lender may reasonably deem necessary or desirable to exercise its rights and remedies with respect to any Collateral.

h. Upon any partial repayment or prepayment of the principal amount of the Loans in excess of $10,000,000 in the aggregate, the Lender shall, upon request of the Borrower and subject to Borrower providing updated valuation information with respect to the Equity Collateral, release Equity Collateral requested by the Borrower so long as, after giving effect to such partial repayment or prepayment and the release of such Equity Collateral, (i) the aggregate principal amount of the outstanding Loans does not exceed the “maximum loan value” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) of the remaining Collateral, in each case based on the value of the applicable Collateral as of the date of such withdrawal, or (ii) if, immediately prior to such partial repayment or prepayment and the release of such Equity Collateral, the aggregate principal amount of the outstanding Loans exceeded the maximum loan value (as so defined) of the Collateral (the amount of such excess being the “Pre-Release Shortfall”), the aggregate principal amount of the outstanding Loans does not exceed the maximum loan value (as so defined) of the remaining Collateral by an amount greater than the Pre-Release Shortfall, in each case based on the value of the applicable Collateral as of the date of such withdrawal. Upon any such release of Equity Collateral, the Lender shall, at the Borrower’s expense and without representation, warranty or recourse, (A) execute and deliver such release documents evidencing such release of such Equity Collateral and discharge as the Borrower may reasonably request and (B) deliver to the Borrower the released Equity Collateral and any certificates and transfer instruments relating to such released Equity Collateral in the Lender’s possession belonging to the Borrower.

8. REPRESENTATIONS AND WARRANTIES. To induce the Lender to enter into this Agreement and to advance the Loans hereunder, the Borrower represents and warrants to the Lender: (a) the execution, delivery and performance by the Borrower of this Agreement, and the borrowings and granting of liens by the Borrower hereunder, do not and will not violate any agreements or laws binding on or applicable to the Borrower nor (except for the liens created under the Loan Documents) require, or result in, the creation or imposition of any lien or other encumbrance on any of the Collateral; (b) this Agreement is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, (c) no litigation, arbitration proceeding or governmental or regulatory investigation or proceeding is pending or, to the knowledge of the Borrower, threatened against the Borrower which purports to affect or pertain to this Agreement or any of the transactions contemplated hereby or any of the Collateral except as disclosed in writing prior to the date hereof; (d) the Borrower has good title, free of any and all liens, in the Collateral, and the security interests granted herein and the exercise of remedies hereunder will not violate any agreement or laws binding on or applicable to the Borrower; (e) Schedule I hereto correctly sets forth the type of entity and jurisdiction of organization of BP Mineral III, and the class and percentage of the outstanding Membership Interests of BP Mineral III held by the Borrower comprising the Equity Collateral; (f) other than indebtedness owed to the Borrower, BP Mineral III has no outstanding indebtedness for borrowed money; (g) the Borrower is in compliance in all material respects with all applicable federal, state and local laws and regulations binding on or applicable to the Borrower; (h) the Borrower has not taken any actions under this Agreement that could result in a violation of Regulation U, or X of the Board of Governors of the Federal Reserve System; (i) both immediately before and after giving effect to the Loans made on or prior to the date this representation and warranty is made or remade, the

Borrower is solvent; (j) the information (other than any forward-looking information) furnished by the Borrower to the Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished prior to the date hereof), as of the date such information was furnished and as of the date hereof, was accurate in all material respects and did not omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (k) the Collateral is not community property and is not subject to any judgment incident to a divorce, dissolution of marriage or separation (including by decree or other court order); and (l) the proceeds of the Loans will be used in compliance with all applicable laws and as described in Section 1.

9. CONDITIONS PRECEDENT TO LOANS. The obligation of the Lender to make any Loan is subject to the satisfaction or due waiver of each of the following conditions precedent: (1) the Lender shall have received this Agreement, duly executed and delivered by the Borrower; (2) the representations and warranties set forth herein shall be true and correct in all material respects as of such date; (3) no Event of Default shall have occurred and be continuing; (4) the Lender shall have received, with respect to the Tranche One Loan and the Tranche Two Loan, all documents representing the Initial Notes and the Equity Collateral, and related undated powers or endorsements duly executed in blank, and with respect to the Tranche Three Loan all documents representing the Additional Notes, and related undated powers or endorsements duly executed in blank; (5) the Borrower shall have provided duly executed forms requested by the Lender necessary to comply with Regulation U or X, including a Form G-3 (and any amendments thereto in connection with the Tranche Three Loan) and valuation information with respect to the Equity Collateral; (6) prior to and immediately after giving effect to each Loan, the “maximum loan value” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) of the Collateral is greater than or equal to the outstanding principal amount of the Loans; and (7) the proceeds of the Loans shall be used to purchase the Convertible Notes.

10. COVENANTS. The Borrower covenants for the benefit of the Lender that until payment in full in cash of the Loans, the Borrower shall (a) not incur, assume or permit to exist any lien or other encumbrance or restriction or limitation on or with respect to any Collateral or with respect to the granting to the Lender of the Collateral, (b) as soon as practicable, and in any event within 3 business days after the Borrower acquires knowledge of the occurrence, give the Lender written notice of the occurrence of (i) any Event of Default, and (ii) litigation, arbitration proceeding or governmental or regulatory investigation or proceeding not previously disclosed by the Borrower to the Lender which purports to affect or pertain to this Agreement or any of the transactions contemplated hereby or any of the Collateral; (c) keep his books and records in accordance with sound business practices; (d) comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits and all indentures, agreements and other instruments binding upon him or his property; (e) not change his name or state of domicile unless he gives the Lender no less than 30 days advance written notice of such change; (f) not take any action that would result in a violation of Regulation U, or X of the Board of Governors of the Federal Reserve System, as applicable; (g) not amend, waive or otherwise modify the Loan Agreement or the Convertible Notes; and (h) not exchange or attempt to exchange all or a portion of the Convertible Notes into shares of Common Stock (as defined in the Loan Agreement) pursuant to paragraph 6.1 or 6.2 of the Loan Agreement without making provision in advance reasonably acceptable to the Lender for the immediate prepayment in full in cash of all of the Loans (other than any involuntary exchange by the Issuer pursuant to the Loan Agreement and other than as permitted by (and subject to compliance with) the proviso in Section 6e).

11. EVENTS OF DEFAULT; ACCELERATION.

a. In the event (each, an “Event of Default”) of: (i) any default in payment by the Borrower when due of the principal amount of the Loans, interest thereon or any other amount payable under the Loan Documents, whether at the Applicable Maturity Date or otherwise; (ii) the occurrence of any breach or default by the Borrower under this Agreement; (iii) the commencement of any proceeding with respect to the Borrower under any bankruptcy or insolvency law and, in the case of any such proceedings instituted against (but not by or with the consent of) the Borrower, either such proceedings shall remain undismissed or unstayed for a period of 60 days or more or any action sought in such proceedings shall occur; (iv) any representation or warranty made by the Borrower herein is false or misleading in any material respect on the date when made or deemed made; (v) final judgments which exceed an aggregate of $5,000,000 shall be rendered against the Borrower and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 business days after entry or filing of such judgments; (vi) as of any required date of determination under Regulation U of the Board of Governors of the Federal Reserve System, the value of the Collateral is less than the value required by such Regulation U so as to cause a violation of such Regulation U; or (vii) any provision of this Agreement shall fail to be valid and binding on, or enforceable against, the Borrower, or the lien created under this Agreement shall cease to be a first priority, fully perfected security interest in the Collateral granted by the Borrower, the Lender may elect then, or at any time thereafter, to declare the Loans to be immediately due and payable in whole or in part, whereupon the principal amount of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder, under any Loan Document and under any other document relating to the Loans, shall become immediately due and payable in cash, without presentment, setoff, protest, deduction, or any notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein, in any Loan Document or in any other document relating to the Loans to the contrary notwithstanding. Notwithstanding the foregoing, if an Event of Default under clause (iii) or clause (vi) shall occur and be continuing with respect to the Borrower, then the unpaid principal amount of the Loans together with interest thereon and all other liabilities of the Borrower accrued hereunder, under this Agreement and under any other document relating to the Loans, shall automatically become immediately due and payable in cash, without presentment, setoff, protest, deduction, or any notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other document relating to the Loans to the contrary notwithstanding.

b. In addition to the foregoing rights and remedies and all other rights and remedies available to the Lender under applicable law or in equity, the Lender may avail itself of the rights and remedies set forth in the Uniform Commercial Code of the State of New York and any other applicable jurisdiction. To the extent necessary, proceeds shall be used, first, to pay all expenses of the Lender in enforcing this Agreement, including without limitation attorneys’ fees and legal expenses incurred by the Lender; next, to satisfy any remaining obligations under this Agreement, first to accrued but unpaid interest on the Loans and then to the principal on the Loans; any remaining proceeds shall be delivered to the Borrower.

12. FULL RECOURSE. The Borrower understands and agrees that the Lender has full recourse against the Borrower for the Loans and accordingly, if, following any default in the repayment of the Loans or any other amounts due under the Loan Documents, for any reason, the Collateral is insufficient to satisfy the Borrower’s obligations hereunder, the Borrower shall be liable for any deficiency in the repayment of the Loans, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder. The Borrower further agrees that the Lender may set off and apply any and all amounts otherwise payable to the Borrower by or on behalf of the Lender to satisfy such deficiency. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of set-off) which the Lender may have.

13. PAYMENT IN FULL. Upon payment in full in cash of the Loans, together with all interest accrued thereon and all other amounts payable by the Borrower under the Loan Documents, the Lender shall, at the Borrower’s expense and without representation, warranty or recourse, (a) execute and deliver such release documents evidencing such release and discharge as the Borrower may reasonably request, and (b) deliver to the Borrower the Convertible Notes, the Equity Collateral, and any certificates, transfer instruments or other Collateral in the Lender’s possession belonging to the Borrower.

14. SUCCESSORS AND ASSIGNS; ASSIGNMENT. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs, successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower or the Lender that are contained in this Agreement shall bind and inure to the benefit of their respective heirs, successors and permitted assigns. Anything in this Agreement to the contrary notwithstanding, neither this Agreement, nor any of the rights, interests or obligations under this Agreement, may be assigned or delegated, in whole or in part, by the Borrower without the prior written consent of the Lender, and any such assignment without such prior written consent shall be null and void.

15. REIMBURSEMENT; INDEMNIFICATION. Following the occurrence and during the continuance of an Event of Default, the Borrower shall reimburse the Lender on demand for any attorneys’ fees and all other costs and expenses incurred by the Lender in collecting any amounts owed under this Agreement. The Borrower shall indemnify and hold harmless the Lender and any of its employees, agents, representatives, affiliates, successors and assigns (collectively, the “Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of any claims by or on behalf of the Lender or any third party, including interest, penalties, and attorneys’ fees and expenses of counsel to the Indemnified Parties and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, “Losses”) which any such party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of the Loan Documents or the transactions contemplated thereby or any action taken or omitted by the Indemnified Parties under or in connection with any of the foregoing; provided, however, that no Indemnified Party shall be entitled to such indemnities, rights and remedies to the extent that such Losses result from the willful misconduct or the gross negligence on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction. The agreements in this Section 15 shall survive the termination of this Agreement and the payment in full of the Loans.

16. WAIVER; AMENDMENT.

a. No failure or delay of the Lender in exercising any power or right hereunder or under any other document relating to the Loans shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under the other documents relating to the Loans are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other such document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

b. Neither this Agreement nor any provision hereof may be waived, amended, or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

17. MAXIMUM INTEREST. The rate of interest payable on the Loans shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in this Agreement, then the rate provided for in this Agreement shall be increased to the maximum rate provided by applicable law for such period as is required so that the total amount of interest received by the Lender is that which would have been received by the Lender but for the operation of the first sentence of this Section.

18. ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

19. SEVERABILITY. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable, the same shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

20. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND THIS AGREEMENT AND ALL CLAIMS AND CAUSES OF ACTION ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

21. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS RELATING TO THE LOANS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT SUCH PARTY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

22. CONSENT TO FORUM. All actions or proceedings arising in connection with this Agreement or the other Loan Documents shall be tried and litigated in state or, to the extent permitted by applicable law, Federal courts located in the borough of Manhattan in the State of New York; provided that nothing in this Agreement shall limit the right of the Lender to commence any proceeding in the federal or state courts of any other jurisdiction to the extent the Lender determines that such action is necessary or appropriate to exercise its rights or remedies under this Agreement. EACH PARTY HERETO WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT SUCH PARTY IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

23. COUNTERPARTS. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which were taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or digital signature (i.e., PDF) shall be as effective as delivery of a manually signed counterpart of this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first herein written.

BORROWER:

/s/ T. Boone Pickens
T. Boone Pickens

LENDER:

GREEN ENERGY INVESTMENT HOLDINGS LLC

By:	Leonard Green & Partners, L.P.
a Delaware limited partnership
its manager

	By:	LGP Management, Inc.
a Delaware corporation
its general partner

		By:	/s/ John G. Danhakl
John G. Danhakl
Executive Vice President
and Managing Partner

[Signature Page to Loan and Security Agreement]

The undersigned, in his capacity as the Managing Member of BP Mineral Holdings III LLC, hereby acknowledges and consents to the pledge of the Equity Collateral as set forth herein.

/s/ T. Boone Pickens
T. Boone Pickens, Managing Member

[Signature Page to Loan and Security Agreement]